Exhibit 99.1

Aon Announces CFO Dave Bolger to Leave Company After
Appointment of Successor

CHICAGO, IL — May 22, 2007 - Aon Corporation (NYSE: AOC) announced today that David P. Bolger, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, will leave the Company after the appointment of his successor.  Mr. Bolger will remain with Aon for a period of time following the appointment of his successor in order to ensure an orderly transition.  The Company is commencing a search for a new Chief Financial Officer.

Patrick G. Ryan, Executive Chairman of the Board of Directors of Aon, said, “I am pleased to have brought Dave to Aon in early 2003 as part of my effort to enhance our senior executive team.  Dave’s performance has exceeded my highest expectations.  He has earned the respect of Aon colleagues and shareholders, and the Company is much stronger for his time here.”

Gregory C. Case, President and Chief Executive Officer of Aon, added, “Dave has been central to the success Aon has achieved in recent years.  He has brought passion, professionalism, integrity and extraordinary talent to the Company. We wish Dave well in his future endeavors.”

Mr. Bolger said, “I am very proud of what we have been able to accomplish over the past four and one-half years.  During a time of great challenge in our industry, Aon has thrived and grown, and the Company is extraordinarily well-positioned for the future.  I would like to thank my friends and colleagues at Aon for their dedication and hard work.”

Mr. Bolger, 49, joined Aon in January 2003.  Prior to joining Aon, he served in various senior positions in Bank One Corporation and its predecessor companies, including American National Bank and First Chicago Corporation.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 43,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, potential regulatory or legislative changes that would affect our ability to sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare health product, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153